The following ads will appear in the newspapers next week:


Weirton Steel Corporation

From Walter A. Walaszczyk, Retiree:


"This equity proposal is important to all us WEIRTON STEEL RETIREES. Some of the proceeds from a stock sale will be used to strengthen our pension fund. By not voting we're casting the equivalent of a no vote. All Weirton Steel retirees need to vote FOR the Proposal."

Please Mark Your Proxy for the amendments.




From John P. Newbrough, President, Weirton Studio, Inc.

"As a private Weirton Steel shareholder in the community, I know the importance of the Company remaining competitive in the marketplace. Approval of the equity proposal will help the Company, which in turn will be a positive for the Tri-State area. As a longtime member of the area busines community, I urge all shareholders to vote FOR the proxy proposals."



The following ads also will be used as the basis for radio commercials on WSTV, WRKY, Steubenville, Ohio and WEIR radio, Weirton, starting Saturday, May 7.


                          ESOP & COMMUNITY
                            Shareholders
                               Picnic

                   For All Weirton Steel Shareholders

                        Thursday, May 12, 1994
                              4 to 8 p.m.
                        Serbian Picnic Grounds
                     King's Creek Road, Weirton

              All Shareholders of Weirton Steel Corporation
                      Are Invited to This Outing

                            Free Admission
                         Limited Free Parking
                        Car Pooling Encouraged
                      Parking Control Directed by
                      Weirton Steel 25-Year Club

                 Hamburgers     Hot Dogs     Baked Beans
                   Barbecued Chicken     Potato Salad
                               Watermelon
                   Beer     Soft Drinks     Coffee     Music

                        DRAWINGS FOR DOOR PRIZES*
                       Conducted by Ladies 25-Year Club

                       $500 U.S. Savings Bonds at 7 p.m.
                       $100 U.S. Savings Bonds at 6 p.m.
                       $100 U.S. Savings Bonds at 5 p.m.

                  *Winners must be present and be
                        stockholders of record
                    April 25, 1994 to be eligible.

              Join Your Friends and Fellow Shareholders


                           SPECIAL GUESTS

                        The Hon. Gaston Caperton
                    Governor, State of West Virginia
                      Weirton Steel Firemen & EMTs
               In Recognition Of Their Dedicated Service


This is your opportunity to ask questions and hear the facts about the of package of proposals now before the Shareholders with the votes to be counted at a special meeting of Shareholders on May 26.


                               For Your Convenience

Weirton Transit Corporation will be shuttling people to the Picnic. You are invited to park at the Penco Road Building where buses will leave for the picnic grounds at 3:30, 4:00, 4:30, 5:00, 5:30, 6:00 and 6:30. Buses will begin return trips from the picnic grounds to the Penco Road Building at approximately 7:30 p.m. and continue as long as needed. Due to limited packing at the picnic grounds, we encourage Car Pooling, Share-A-Ride and the Transit buses.


WEIRTON STEEL CORPORATION